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                                                                   EXHIBIT 10.43

                      MANUFACTURING AND LICENSE AGREEMENT

         THIS MANUFACTURING AND LICENSE AGREEMENT (this "Agreement") is made as of this 30th day of December, 1996 by and between Accumed International, Inc., a corporation organized under the laws of the State of Delaware, U.S.A. ("Accumed"), with its principal place of business located at 900 North Franklin Street, Suite 401, Chicago, Illinois 60610, U.S.A. and Salcom S.r.l., organized under the laws of Italy ("Salcom") with its principal place of business located at via Fiorentina n.l., 53100 Siena, Italy. Except as otherwise specified herein, this Agreement, and the parties' obligations hereunder, shall be effective as of the date Accumed ceases manufacturing the Products (as defined in Recital B below) at its plant located in East Grinstead, England and ships the Equipment (as defined in Section 4(b) below) to Salcom (the "Effective Date").

                                    RECITALS

         A. Accumed owns or has the right to grant licenses with respect to certain technology, inventions, trade secrets, know-how, and patents relating to "alamarBlue(TM)," a metabolic cell viability indicatory technology utilizing metabolic dyes and various poising agents to measure the activity of cells in the field of microbiology for application in the identification of bacteria and their susceptibility to antibiotics;

         B. Accumed designs, manufactures and markets products incorporating or relating to alamarBlue(TM) for hospitals, physicians, veterinarians and clinical laboratories. The products that are the subject of this Agreement (the "Products") are listed in Exhibit A and Exhibit B attached hereto. Exhibit A lists Products which Salcom will manufacture and market pursuant to this Agreement under its own trademark; Exhibit B lists Products which Salcom will manufacture and market under the "Alamar" trademark for resale only to Accumed's distributor in Japan. Configurations for the antibiotic susceptibility and identification Products on Exhibits A and B may be selected from the list of antibiotics included on the list of U.S. FDA cleared antibiotics attached hereto as Exhibit C. Exhibits A, B and C are hereby incorporated into this Agreement by reference.

         C. On November 22, 1993, Accumed (f/k/a Alamar Biosciences, Inc.) and Salcom entered into a European Distributor Agreement, whereby Accumed appointed Salcom to act as its exclusive distributor for the Products in the European territories therein specified (the "Distributor Agreement"), and a Joint Research and Development Agreement, whereby the parties established a framework for pooling their resources to pursue research and development of new and improved diagnostic testing products in the field of microbiology (the "Research Agreement"). Within thirty (30) days of the execution of this Agreement, Accumed will approach Becton Dickinson and Company with the request to add the territories of the Middle East, Korea and Hong Kong.

         D. Salcom desires to obtain from Accumed the right to manufacture, use and sell the Products using Accumed's technology, inventions, trade secrets, know-how and patents, and to obtain technical training from Accumed in the use of such information and inventions,
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and Accumed is willing to grant such rights and to provide such technical training to Salcom, all pursuant and subject to the terms and conditions of this Agreement. On July 24, 1996, the parties hereto entered into a Letter of Understanding setting forth the general terms of such a manufacturing and license arrangement (the "Letter of Understanding").

         E. Except as otherwise specified herein, the parties desire to supersede the Distributor Agreement, the Research Agreement and the Letter of Understanding with this Agreement as of the Effective Date.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Accumed and Salcom hereby agree as follows:

         1.      Grant of License.

                 (a) For the term of this Agreement, and upon the conditions hereinafter more specifically set forth, Accumed hereby grants to Salcom the right to manufacture, use and sell the Products pursuant to Accumed's Licensed Technology (as hereinafter defined) only in the area set forth in Exhibit D hereto (the "Territory"). Salcom shall have the exclusive right to sell the Products listed on Exhibit A in the Territory (other than Japan), except to the extent provided in Section 8(b) and Section 16(e)(3) of this Agreement, but only as a private-label manufacturer under its own trademark and trade name. In Japan, Salcom shall only have the right to sell the Products listed on Exhibit B, to be manufactured and marketed using the "Alamar" trademark, to AMCO Incorporated ("AMCO"), Accumed's distributor in Japan pursuant to that certain Distributor Agreement dated February 20, 1996 between AccuMed International Limited, a wholly-owned subsidiary of Accumed ("Accumed Limited"), and AMCO (the "AMCO Agreement"); provided, however, that Salcom's license to sell Products to AMCO shall not be effective until and unless Accumed obtains AMCO's written consent to assign to Salcom all of Accumed Limited's rights and obligations under the AMCO Agreement. Outside the Territory, Salcom will not (i) actively promote sales of the Products, (ii) solicit customers for the Products, or (iii) establish any sales organizations or maintain any inventories or distribution depots with respect to the Products.

         As used herein, "Licensed Technology" means information, technology, technical and production data, trade secrets, know-how, and foreign and U.S. patents and patent applications, which is owned, possessed or controlled by Accumed and utilized by Accumed in its manufacture of the Products listed on Exhibit A and Exhibit B.

                 (b) In consideration of the above-granted license, Salcom agrees not to sell, manufacture, promote, distribute, represent or otherwise act as agent for any products which compete with the Products in the clinical, physician, veterinary, or hospital laboratory markets in the Territory; provided, that Salcom shall have the right to continue to market to persons in the Territory the "abac" instrument and related reagents and panels.





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                 (c)      Salcom shall not have any rights under this Agreement
to sell, manufacture, promote, distribute, represent or otherwise act as agent for any Accumed products which do not appear on Exhibit A or Exhibit B or that require antibiotics that do not appear on Exhibit C, as such Exhibits may be amended from time to time.

                 (d) Except as the parties may agree in writing, Salcom shall have no right (i) to disclose to or permit or sublicense third parties to use the Licensed Technology, (ii) to use or sell the Products or any part or component thereof as a component in other products manufactured or sold by Salcom, or (iii) to use the Licensed Technology in connection with the manufacture, use or sale of products manufactured by Salcom other than the Products. Salcom expressly acknowledges and agrees that, except in the Territory and to the extent of the grant set forth in Section 1(a) above, it does not acquire under this Agreement any rights in or to the use of the Licensed Technology used or adopted in connection with the Products by Accumed anywhere in the world.

         2.      Additional Consideration under Manufacturing and License
                 Agreement

                 In further consideration of the mutual agreements contained herein, Salcom agrees to pay to Accumed a total of U.S. $150,000 in two equal payments of U.S. $75,000, the first which shall be due and payable on February 1, 1998 and the second of which shall be due and payable on February 1, 1999.

         3.      New and Improved Products

                 All applicable specifications, data and other information relating to any inventions, improvements, patents or patent applications made or acquired by Salcom applicable to the Products, including the development of any new antibiotic, shall be immediately disclosed to Accumed by Salcom for its review and approval. If Accumed is required or requested by Salcom to develop, or otherwise test or support any new or improved product (including new antibiotics) in addition to or in connection with its review and approval process, Salcom shall pay Accumed for such services at a price agreed to by the parties. Any new or improved Products resulting from the above process shall be added to Exhibit A, Exhibit B and/or Exhibit C.

         Salcom shall grant and hereby grants to Accumed an exclusive, worldwide, unrestricted, irrevocable, royalty-free right and license, together with the right to sublicense others, under all of such inventions, improvements, patents and patent applications for the full term of said patents, subject only to Salcom's rights pursuant to this Agreement. In the event Salcom does not wish to file patent applications on any such inventions or improvements, it will so notify Accumed and, at Accumed's request, execute and procure the execution of any and all patent applications and all documents necessary or desirable to enable Accumed to protect such inventions or improvements and whatever assignments or transfer instruments are necessary to effectuate ownership of the rights in Accumed in any





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and all countries of the world which Accumed may elect.  Any expense incurred in the prosecution of such patent applications by Accumed shall be borne by Accumed.

         4.      Disclosure of Licensed Technology; Manufacturing Equipment;
Training

                 (a) Accumed will, within a reasonable time after the date hereof, furnish to Salcom all Licensed Technology in its possession or control in documentary form relating to its manufacture of the Products.

                 (b) Accumed will provide to Salcom the machines and equipment necessary for the production of the Products and identified on Exhibit E hereto (the "Equipment"), at no cost to Salcom. Any additional machines, equipment or tooling necessary for Salcom's manufacturing of the Products shall be acquired by Salcom, at its cost and expense, and Salcom shall also be responsible for facility modifications and improvements necessary to produce the Products in accordance with all applicable laws and Accumed's manufacturing specifications. Salcom shall, at its own cost and expense, be responsible for providing all necessary maintenance and repair to the Equipment provided by Accumed, shall not misuse, modify or alter the Equipment in any way, and shall return the Equipment to Accumed in the same condition delivered, normal wear and tear excepted, promptly after the termination of this Agreement. Salcom assumes all risk and liability arising from Salcom's possession, use and operation of the Equipment. The Equipment will be shipped to Salcom's principal place of business by approximately January 1, 1997 and Salcom shall be responsible for all transportation costs, port, dock and handling charges, insurance, tariffs, customers, duties, and all applicable taxes and other costs of exportation after leaving Accumed's premises in either Westlake, Ohio, U.S.A. or East Grinstead, England, including all costs of importation, and shall reimburse Accumed for all such costs as may be paid by Accumed. Accumed will maintain all right, title and interest in the Equipment, and Salcom agrees to execute any financing statements or other documents, and take any other actions, requested by Accumed to evidence such ownership. ACCUMED IS PROVIDING THE EQUIPMENT TO SALCOM "AS IS," AND ACCUMED SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE EQUIPMENT, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                 (c) Within two weeks after the delivery of the Equipment to Salcom, or at such other time as the parties agree in writing, Accumed will send two competent representatives to Salcom's principal place of business for the purpose of training Salcom personnel in connection with the production of the Products. The duration of such training trip shall not exceed 30 total calendar days and training shall take place on consecutive business days. In consideration of such training, Salcom shall pay Accumed U.S. $7,500 within seven (7) business days of the conclusion of the training. Salcom shall additionally pay for all reasonable, documented out-of-pocket expenses, such as travel, meals and accommodation, incurred by Accumed's training personnel.





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         5.      Raw Materials and READars(TM)

                 (a) Salcom shall purchase from Accumed, and Accumed shall sell to Salcom, all of its inventory of raw materials relating to the production of Products in existence at Accumed's premises in East Grinstead, England on the date Accumed ceases manufacturing the Products in East Grinstead and ships the Equipment to Salcom (the "Raw Materials"). The amount of Raw Materials in existence on the date hereof is identified on Exhibit F hereto and its reasonable estimated value is U.S. $50,000. Salcom shall purchase the Raw Materials for the reasonable estimated value of the Raw Materials remaining on the above shipping date, as documented by Accumed. Accumed will ship the Raw Materials to Salcom's principal place of business by approximately January 31, 1997 and Salcom shall be responsible for all transportation costs, port, dock and handling charges, insurance, tariffs, customers, duties, and all applicable taxes and other costs of exportation after leaving Accumed's premises in East Grinstead, England, including all costs of importation, and shall reimburse Accumed for all such costs as may be paid by Accumed. Salcom shall render payment to Accumed for the Raw Materials based on the following payment schedule: 25% shall be due and payable on each of May 31, 1997, June 30, 1997, and July 31, 1997, with the final 25% due and payable on August 31, 1997.

                 (b) Accumed shall deliver to Salcom all of Accumed's inventory of READars(TM) and new boards redesigned to comply with CE requirements in existence as of the date hereof, estimated at 50 total READars(TM). Accumed will ship the READars(TM) to Salcom's principal place of business beginning approximately February 1, 1997 and Salcom shall be responsible for all transportation costs, port, dock and handling charges, insurance, tariffs, customers, duties, and all applicable taxes and other costs of exportation after leaving Accumed's premises in Westlake, Ohio, including all costs of importation, and shall reimburse Accumed for all such costs as may be paid by Accumed Accumed shall retain all right, title and interest in and to the READars(TM) until full payment as required in Section 2 hereunder is made by Salcom to Accumed. Salcom agrees to execute any financing statements or other documents, and to take any other actions, requested by Accumed to evidence such ownership.

                 (c) Salcom shall inspect the Raw Materials and READars(TM) promptly upon arrival at Salcom's warehouses. All shortages, defects, or other failures attributed to Accumed's fault or neglect must be reported within thirty (30) days after arrival. All other defects or failures to conform shall be reported to Accumed in writing within thirty (30) days after their discovery (but not later than sixty (60) days after arrival). If Salcom fails to so report within the above periods, such Raw Materials and READars(TM) shall be deemed accepted by Salcom.

         6.      Royalties, Accounting and Payment

                 (a) During the term of this Agreement, Salcom shall pay to Accumed a royalty of four percent (4%) on the Net Sales of Products sold by or for Salcom in the





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Territory.  As used herein, "Net Sales" means the total received by Salcom from the sale of Products to a third party, less reasonable and customary unrecovered transportation charges and such taxes, normal and customary quantity and cash discounts, and allowances and credits on account of rejection or return of Products, actually allowed for the Products. In the event any taxes (withholding or otherwise) or other charges are levied by a taxing authority of a foreign government in connection with the accrual or payment of any royalties payable under this Agreement to Accumed in that country, which taxes or other charges Salcom is required by law to pay on Accumed's behalf, the same shall be deducted from any royalty payments made hereunder, and the payment to Accumed of the net amount due after reduction by the amount of such taxes shall satisfy Salcom's royalty obligations under this Agreement. In any such event, Salcom shall furnish Accumed with tax receipts issued by appropriate tax authorities.

                 (b) Salcom shall submit to Accumed within sixty (60) days following the end of each calendar quarter during the term of this Agreement, and for the calendar quarter immediately following termination of this Agreement, reports for the preceding three (3) month period identifying: (i) the Net Sales, (ii) quantity and net selling price of each Product sold by Salcom during the calendar quarter, (iii) the customers to whom sold, and (iv) the total royalty due to Accumed, together with payment of such royalty amount.

                 (c) Unless otherwise directed by Accumed in writing, royalty payments shall be made to Accumed by wire transfer to a bank in the United States designated by Accumed in writing, in United States Dollars converted by an authorized foreign exchange bank in Italy at the prevailing rate applicable at the time payment is due.

                 (d) Salcom shall maintain complete and accurate books of account and records showing all sales of Products and all Net Sales attributable to such sales. Accumed shall have the right, at Accumed's expense, to audit the records of Salcom at reasonable times (but no more than twice in one year) to verify the accuracy of royalties paid by Salcom pursuant to this Agreement. In the event that any such audit shows any under-reporting or underpayment by Salcom of at least five percent (5%), then Salcom shall pay or reimburse Accumed for its audit expenses and Accumed shall be entitled to pursue any other remedies available to it under this Agreement.

                 (e) In the event Salcom makes any payment due to Accumed under either Section 5 or Section 6 of this Agreement after the due date, Salcom agrees to pay interest at the rate of 1-1/2% per month on the unpaid balance, or the highest rate permitted by law, whichever is less. In the event Salcom defaults on any of its payment obligations to Accumed under this Agreement, Salcom shall also be responsible for any legal and other costs incurred in connection with Accumed's collection efforts.

         7.       Quality Control, Service and Sales Support





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                 (a)      Salcom shall maintain the highest standards of
quality and workmanship in its manufacture of Products. Salcom shall conduct its business according to regularly accepted high standards, and will employ its best endeavors to maintain, promote and create goodwill in connection with the Products. Salcom shall use its best efforts to promote the sale of Products in the Territory. All support, service and training of its customers with respect to the Products shall be the sole responsibility of Salcom. Salcom shall maintain adequate telephone support for the purpose of answering questions and otherwise assisting its customers with respect to the Products.

                 (b) In connection with its obligations under Section 7(a), Salcom specifically agrees to perform all of the following duties (which duties shall be illustrative, and shall not be construed to exclude any other duties reasonably necessary to comply with Section 7(a) of this Agreement):

                          (1)  report promptly to Accumed any changes in the
design, specifications, material or similar characteristics of any of the Products, or the production process used to manufacture the Products;

                          (2)  provide adequate training and instruction for
users of the Products, including training of the customer on the semi-automated instrument and data management system, which training can be performed at Salcom's facility or at the customer's laboratory,

                          (3)  advertise and promote the Products in a manner
consistent with Salcom's advertising of its own products;

                          (4)  provide, at Accumed's request, copies of any
advertisement, brochure, promotion, or other literature to be distributed to users or otherwise used in promotional activities depicting or referring to the Products;

                          (5)  provide to Accumed, at its request, reasonable
access to Salcom's facilities to Accumed personnel for purposes of inspection to ensure that the process of manufacture, storage, handling, service and support of the Products is being accomplished in a manner consistent with the terms of this Agreement;

                          (6)  advise Accumed of the existence of any known
regulation, law or market custom that may affect the sale or use of the Products in the Territory;

                          (7)  maintain an inventory of products and
replacement and repair parts adequate to serve the reasonably foreseeable needs of its customers for a period of sixty (60) days;

                          (8)  sell the READars(TM) purchased from Accumed in
the same condition in which such READars(TM) shall be delivered to Salcom (unless such Products were delivered





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in a defective or otherwise unsalable condition), without removing or altering in any way the trademarks, trade names, tradedress or numbers of such Product;

                          (9)  distribute to its customers all appropriate
documents, including, but not limited to, service notes, maintenance notices and recall notices, as may be necessary to ensure that Salcom's customers are serviced and aware of changes to the Products;

                          (10)  maintain and use adequate facilities for the
proper manufacture, storage, quality control testing, and shipment of the Products, including refrigeration where necessary;

                          (11)  immediately inform Accumed of any defect or
other condition that in any way alters the quality or specifications of any Product or packaging of any Product of which Salcom becomes aware, and Salcom shall not sell to any person any Product that Salcom knows, or should have known, contains any such defect or condition;

                          (12)  develop and maintain a technically competent
sales force and distribution network to aggressively promote, sell, follow-up with and service the Products with respect to potential and actual customers of the Products. Salcom's duty to sell the Product shall include efforts to locate new customers and efforts to convert existing customers to the Products;

                          (13)  provide Accumed with a customer list at least
once every six months that includes the name, address and usage of each customer using Products, including, where applicable, the number of beds per customer and the number of panels used by each customer on an average monthly basis. Accumed shall forward to Salcom any inquiries with respect to Products that Accumed may receive from potential customers within the Territory; and

                          (14)  be responsible for the installation, repairs
and maintenance of the Accumed READar(TM) instrument to the customer's satisfaction. Salcom shall provide adequate trained service personnel and shall purchase from Accumed all replacement parts, manuals and tools required to perform such service which do not constitute Products hereunder. Salcom agrees to use its best efforts to respond to a repair or service call within 18 hours by telephone and within 48 hours for on-site visits.

                 (c) Notwithstanding any other provision of this Agreement, in the event Salcom fails to adequately solicit, support or service any customer in the Territory, Accumed shall have the right to directly solicit, support or service such customer until such time, if ever, as Salcom shall assume such duties.

         8.      Computer Hardware and Software





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                 (a)      Accumed is an authorized, non-exclusive distributor
of the computer hardware and accessories necessary for the operation of the SOFTmar(TM) data management system in conjunction with the READar(TM) semi-automated instrument. Salcom may purchase from Accumed the computer hardware and accessories at its current prices therefor. Salcom may also purchase such hardware and accessories from another source. If Salcom desires to purchase such hardware and/or accessories from an alternative source, Salcom shall ensure that such hardware and/or accessories meet the minimum specifications necessary to effective operate the SOFTmar(TM) software and Salcom shall represent and warrant to Accumed that Salcom will continue to provide computer products that will meet the minimum specifications necessary to be compatible with the READar(TM) semi-automated instrument and the SOFTmar(TM) data management software. Accumed shall provide no representation or warranty with respect to the performance of any computer hardware not purchased from Accumed.

                 (b) Accumed is the owner and exclusive worldwide distributor of the SOFTmar(TM) software; however, Salcom shall not be prohibited from developing a data management software system using a different source code that will be compatible with the READar(TM). In the event Salcom develops a competing data management software system, the following provisions shall apply:

                          (1)  In connection with development of the software,
Salcom shall be prohibited from using in any way the source and object codes embodied in the SOFTmar(TM) software, including any updates or enhancements to such codes as may be subsequently incorporated into the SOFTmar(TM) software.

                          (2)  Prior to making any sales of any Salcom software
to users of Accumed's instruments, Salcom shall deliver to Accumed sufficient copies of such software so as to enable Accumed to fully and completely evaluate the performance of such software in connection with Accumed instruments. Accumed shall undertake such evaluation with all reasonable dispatch, and in no event shall Salcom sell such software to any user of Accumed products unless and until Accumed consents to such sale, which consent shall not be unreasonably withheld.

                          (3)  Whether or not Accumed has reviewed and
consented to sale of the Salcom software, Accumed hereby disclaims any and all liability in connection with the use of Salcom software with the Products, and Accumed's warranty shall under no circumstances extend to any Products with respect to which a software system other than SOFTmar(TM) or another Accumed product is being used.

                          (4)  Salcom shall grant to Accumed an irrevocable,
royalty-free worldwide right and license to use, manufacture and sell any Salcom software relating to the Products, if developed, upon payment by Accumed of a commercially reasonable price, provided that in no event shall the price exceed fifty thousand U.S. Dollars (US $50,000).





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         9.      Translation

                 (a) Any translation of the Licensed Technology, or of procedural manuals, package inserts or promotional materials originally prepared by Accumed for the Products, shall be performed by Salcom at its own expense and Salcom shall be responsible for ensuring that any translated materials accurately convey the original English meaning. Salcom shall indemnify and hold Accumed harmless from and against any claims, damages, liabilities or any other obligations whatsoever arising from or claimed as a result of any errors made in the course of any translation.

                 (b) Instructions, interfaces, prompts and similar aspects of the SOFTmar(TM) data management system software were also originally prepared in English. If Salcom desires to convert the SOFTmar(TM) software to a language other than English, Accumed and Salcom will negotiate in good faith for allocating the cost of the translation between Accumed and Salcom. In the event the SOFTmar(TM) instructions, interfaces, prompts and the like are translated hereunder to a language other than English, Accumed will retain all rights in and to the source and object codes and to the English versions of such instructions, interfaces, prompts and the like and Salcom shall hold the rights to the translated materials. Salcom shall grant to Accumed a royalty-free, worldwide, irrevocable right and license to make, use and sell any such translated materials.

         10.     Regulatory Matters

                 (a) Salcom shall be responsible for identifying and obtaining all approvals, licenses, registrations, permits and other authorizations from local regulatory authorities for the manufacture, sale and marketing of the Products in the Territory and the importation of the Raw Materials and READars(TM) into the Territory. Salcom shall be responsible for complying with all other regulatory requirements and taxes, including, without limitation, product approvals, labeling requirements, importation duties, special shipping requirements, quarantine and customs and the regulations and laws of the European Community. Salcom shall assign to Accumed any permits, licenses, registrations or other authorizations permitted to be so assigned upon termination of this Agreement.

                 (b) Accumed shall provide, at Salcom's expense, all reasonable assistance (including data, materials and personnel) Salcom deems necessary in order to secure from any local authorities all licenses, permits, registrations and other authorizations.

                 (c) Notwithstanding anything to the contrary in this Agreement, Accumed shall be responsible for complying with all regulatory requirements relating to the licensing of the Licensed Technology, and the sale of the Raw Materials and READars(TM) to Salcom, including, without limitation, obtaining marketing approval or clearance from the U.S. Food and Drug Administration ("FDA"), if necessary, complying with all applicable provisions of the Export Administration Regulations of the U.S. Department of Commerce and complying with all requirements of U.S. state law applicable to such license and sale.





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                 (d)      In order to assist Accumed in meeting its obligations
to report to the U.S. FDA whenever Accumed receives or otherwise becomes aware of information that reasonably suggests that one of its marketed devices may have caused or contributed to a death or serious injury or has malfunctioned and that the device or any other device marketed by Accumed would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur, Salcom shall maintain appropriate records and notify Accumed by telephone as soon as possible, but no later than five (5) calendar days of initial receipt of information that an Accumed product may have caused or contributed to a death or serious injury. Salcom shall follow the telephone report with a written report to Accumed within fifteen (15) working days of initial receipt of the information.

                 (e) If, because of any exchange control restrictions of any country or the European Community, Salcom is unable to make payment when due in United States Dollars, Salcom shall deposit such payment in the name of Accumed or its nominee in such bank or other institution in Italy and in such type of account as shall be specified by Accumed. Accumed shall be entitled to interest on such deposit amounts to the extent earned thereon.

         11.     Labeling, Trademarks, Trade Names and Copyrights

                 (a) All Products manufactured by Salcom under the terms of this Agreement shall bear the name and trademark of Salcom, except for Products manufactured for sale to the Japanese distributor, which shall bear the "Alamar" trademark. Salcom shall accommodate Accumed's wishes, to the extent possible, as to the placement, size, color and other characteristics of the Alamar trademark on such Products. The SOFTmar(TM) software shall bear the Alamar trademark and copyright notice.

                 (b) In addition to the foregoing names, trademarks and logos, all Products manufactured by Salcom under the terms of this Agreement shall bear the legend "Manufactured by Salcom S.r.l. under license from Accumed International, Inc." or a substantially similar legend. Salcom and Accumed shall agree in good faith as to the placement of the Accumed legend and Salcom name and logo, with the understanding that the Salcom materials shall bear a more conspicuous placement. Except as specified above, Salcom is not authorized to use the name "Accumed International, Inc." in any manner in connection with its manufacture, sale or marketing of the Products.

                 (c) During the term of this Agreement, Salcom is authorized by Accumed with permission of Accumed, to use the Alamar trademark, and the trademarks "READar(TM) and "SOFTmar(TM)" solely in connection with Salcom's manufacture, sale, advertisement and promotion of the Products pursuant to this Agreement. Nothing contained in this Agreement shall give Salcom any interest in such trademark or trade name except as heretofore provided, and Salcom's right to use such trademark or trade name shall cease upon termination of this Agreement. Salcom agrees not to affix any of Accumed's trademarks, logos or trade names to products other than the appropriate Products and not to register or use any name or mark confusingly similar to Accumed's or any name used to describe any of





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Accumed's Products.  Salcom agrees not to register, in its name or in the name or on behalf of any third party, or otherwise claim or purport to have any right, title or interest in any to any Accumed trademark or trade name used in connection with the manufacture, sale, distribution or service of the Products.

                 (d) Salcom agrees to place or retain Accumed's copyright legends on all materials or media supplied to Salcom hereunder and so marked, whether or not Salcom is allowed to reproduce such materials or media by the terms of this Agreement Salcom further agrees not to affix any of Accumed's copyright legends to any materials or media other than the appropriate Accumed materials or media.

         12.     Indemnification

                 (a) Accumed agrees to indemnify and hold harmless Salcom, its affiliates, and their respective officers, directors and authorized representatives from and against any and all claims, demands, loss, damage, liability or expenses (including reasonable attorneys' fees, court costs and expenses) arising or resulting from breaches of representations and warranties made by Accumed hereunder, as well as any claim, action or proceeding made or brought against Salcom, its affiliates, distributors or customers by a third party's alleging that it is the Licensed Technology portion of the Product being manufactured, marketed or sold by Salcom that infringes or is alleged to infringe such third party's intellectual property rights, provided that Salcom shall have promptly notified Accumed in writing of any such claim and Accumed shall be permitted, but not required, to participate in the defense or settlement thereof. Accumed and Salcom shall make available to the other for the purpose of such defense all relevant information pertinent thereto in its control.

         Salcom agrees to indemnify and hold harmless Accumed, its affiliates, and their respective officers, directors and authorized representatives from and against any and all claims, demands, loss, damage, liability or expenses (including reasonable attorneys' fees, court costs and expenses) arising or resulting from breaches of representations and warranties made by Salcom hereunder, as well as any claim, action or proceeding made or brought against Accumed, its affiliates, distributors or customers by a third party arising out of the manufacture, sale, use, distribution or other disposition of Products or any part thereof by Salcom or its distributors or its or their customers, unless any such claim, action or proceeding is based upon an allegation that it is the Licensed Technology portion of the Product being manufactured, marketed or sold by Salcom that infringes or is alleged to infringe the claiming party's intellectual property rights, provided that Accumed shall have promptly notified Salcom in writing of any such claim and Salcom shall be permitted, but not required, to participate in the defense or settlement thereof. Accumed and Salcom shall make available to the other for the purpose of such defense all relevant information pertinent thereto in its control.

                 (b) Notwithstanding any other provision of this Agreement, Accumed assumes no liability for (i) infringement of patent claims covering any product that Salcom incorporates or uses any Product, (ii) any trademark infringements involving any marking or branding of Accumed's trademarks not approved by Accumed, or
(iii) Salcom's or any third party's modification to or alteration of any of the Products so that such Products no longer conform to Accumed's specifications therefor.

                 (c) The foregoing provisions of this Section 12 set forth the entire liability and obligations of Accumed and the exclusive remedy of Salcom with respect to any alleged patent or trademark infringement or violation by the Products or any part thereof.

                 (d)      The indemnification provisions set forth in this
Section 12 shall survive the termination of this Agreement.

         13.     Independent Contractor

                 The relationship of Accumed and Salcom established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Neither party nor its agents or employees is the representative of the other party for any purpose except as expressly set forth in this Agreement, and has no power or authority as agent, employee or in any other capacity to represent, act for, bind, or otherwise create or assume an obligation on behalf of the other for any purpose whatsoever. All financial obligations associated with Salcom's business are the sole responsibility of Salcom. All sales and other agreements between Salcom and its customers are Salcom's exclusive responsibility and shall have no effect on Salcom's obligations under this Agreement.

         14.     Reservations and Limitations

                 (a) Accumed shall not be liable to any person for any injury or damage to business, earnings, profits or good will suffered by any such person and caused, directly or indirectly, by Products manufactured by Salcom pursuant to this Agreement, even if Accumed shall have been advised of the possibility of same.

                 (b) Accumed reserves the right to discontinue the availability of any Product or to alter the Licensed Technology relating to any Product.

         15.     Representations and Warranties.

                 (a) Accumed hereby represents and warrants to Salcom that: (i) other than certain rights in and to the Licensed Technology granted to Becton, Dickinson and Company ("Becton") pursuant to that certain License Agreement between Alamar Biosciences, Inc. and Becton dated October 10, 1995 (the "Becton Agreement"), it is the owner of the entire right, title and interest to the Licensed Technology or has the right to grant licenses with respect to such Licensed Technology; (ii) to Accumed's knowledge, the Licensed Technology has not infringed, is not now infringing, and Accumed has not received any notice of any infringement by the Licensed Technology of any intellectual property right belonging to any third party and there is no infringement by any other party of the Licensed Technology; (iii) it has full authority and power to enter into this Agreement and to grant the rights and license specified herein; and (iv) except for obtaining AMCO's consent to Accumed Limited's assignment of the AMCO Agreement to Salcom, and except for obtaining Becton's final acceptance of the relationship contemplated by this Agreement (which will not be forthcoming until Becton receives a copy of this Agreement executed by both parties), it has secured any and all approvals, permits or consents necessary for the consummation of the transactions contemplated hereby, including the conditional consent of Becton in a letter dated July 17, 1996.

                 (b) Salcom hereby represents and warrants to Accumed that: (i) it has full authority and power to enter into this Agreement and to carry out its obligations hereunder; (ii) it has secured any and all necessary approvals, permits or consents necessary for the consummation of the transactions contemplated hereby, and Salcom's execution and performance of this Agreement will not conflict with or result in the breach of any agreement or arrangement to which Salcom is a party; and (iii) it will execute all documents and take all actions necessary to assume all of Accumed Limited's rights and obligations under the AMCO Distributor Agreement.

                 (c) ACCUMED IS PROVIDING THE RAW MATERIALS AND READARS(TM) TO SALCOM "AS IS," AND ACCUMED SPECIFICALLY DISCLAIMS AND WAIVES THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER WARRANTIES OF ACCUMED, EXPRESS OR IMPLIED, ARISING OUT OF OR IN CONNECTION WITH THE SALE, RESALE, AND PURCHASE OF THE RAW MATERIALS AND READARS(TM), OR THE USE, REPAIR OR PERFORMANCE THEREOF. Salcom and Accumed agree that the price offered to Salcom by Accumed for the Raw Materials and READars(TM) is a consideration in limiting Accumed's liability as provided in this Section 15(c).

         15A.    Covenant of Salcom

                 Salcom agrees to use its best efforts to facilitate the repayment in full of Salcom's prior indebtedness to Accumed in the amount of approximately U.S. $88,000, which repayment shall be made by Salcom no later than June 30, 1997.

         16.     Term and Termination

                 (a) The initial term of this Agreement shall commence on the Effective Date and shall terminate on September 30, 1999 (the "Initial Termination Date"). Six months prior to the Initial Termination Date, the parties shall negotiate in good faith the terms of an additional five year term of this Agreement beginning October 1, 1999. In the event the parties are able to agree to the renewal terms by sixty (60) days prior to the Initial Termination Date, this Agreement shall automatically extend for an additional term of five (5) years beginning October 1, 1999. In the event the parties are unable to agree to the renewal terms minimums by such date, Accumed may terminate this Agreement and may negotiate with alternative manufacturers and/or distributors for the Territory.

                 (b) This Agreement may be terminated by either party prior to the Initial Termination Date or any renewal termination date upon default or breach of a material obligation or condition under this Agreement by the other, such termination being effective thirty (30) days after receipt by the alleged breaching party of written notice of such termination specifying the breach; provided, however, that if the default or breach is cured or shown to be non-existent within the thirty (30) day period after receipt of written notice, the notice shall be deemed automatically withdrawn and of no effect.

                 (c) In addition, Accumed may terminate this Agreement in the event that Salcom defaults in any payment to Accumed for any Raw Materials or READars(TM) purchased from Accumed, or of any royalties owed to Accumed, and such default continues unremedied for a period of thirty (30) days.

                 (d) To the extent permitted by applicable law, this Agreement may also be terminated by either party immediately upon notice to the other party in the even that any of the following occurs:

                          (1)  either party, voluntarily or involuntarily (i)
files a petition in bankruptcy or insolvency, (ii) files a petition seeking reorganization, readjustment or rearrangement of its business under any law relating to bankruptcy, (iii) has such a petition filed on its behalf or has bankruptcy proceedings initiated against it by any other party which are not dismissed within sixty (60) days, (iv) is adjudicated by a competent court or regulatory authority or agent to be a bankrupt or insolvent or a receiver is appointed for substantially all of the party's property, (v) has an assignment made for the benefit of credits, (vi) has proceedings brought for the liquidation or winding up of its business which are not dismissed within sixty
(60) days, or (vii) is unable to pay and discharge its obligations when the same shall become due and payable; or

                          (2)  if any transaction or series of transactions
should occur which results in a change or transfer of ownership or control, directly or indirectly of a majority of the capital stock with right to vote or of substantially all of the assets of either party or its parent entity and such change or transfer of ownership or control materially affects the ability of either party to perform under this Agreement.

                 (e) Upon the date of termination of this Agreement for any reason (the "Termination Date"), the following provisions shall apply:

                          (1)  Salcom shall promptly pay to Accumed amounts
owing to Accumed in accordance with the terms of this Agreement.

                          (2)  Salcom shall cease all manufacture and sale of
the Products, except that Salcom shall have the right for a period of ninety
(90) days from the Termination Date to fulfill all outstanding orders and sell all Products on hand at the Termination Date so long as the royalties from such sales due Accumed are paid to and statements rendered to Accumed with respect to such sales of Products when due in accordance with this Agreement.

                          (3)  Accumed will have the right to appoint, accept
orders from and deliver Products to a new manufacturer and/or distributor for the Territory (or any portion thereof) who may begin deliveries thereof to customers in the Territory immediately after the Termination Date and Accumed may act as its own manufacturer and/or distributor. Salcom shall provide to Accumed with a reasonable time after the Termination Date a list of all Salcom's current customers with respect to which subsection (2) above applies.

                          (4)  After the ninety (90) day period after the
Termination Date, Accumed may, but shall not be required to, purchase any unsold Products from Salcom at cost to Salcom, and Salcom shall sell any such Products to Accumed at its request.

                 (f) Except to the extent necessary to comply with Section 16(e) above, upon termination of this Agreement, Salcom shall:

                          (1)  cease to use any of Accumed's trademarks, logos
or trade names in connection with any Salcom promotion or advertising of the Products;

                          (2)  surrender to Accumed any trademark or trade name
registrations or commercial permits relating to Accumed;

                          (3)  return to Accumed the Equipment pursuant to
Section 4(b) hereof; and

                          (4)  return to Accumed all documents (including but
not limited to any reproductions, notes or summaries), models and other materials relating to the Licensed Technology.

                 (g) NEITHER ACCUMED NOR SALCOM SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES ON ACCOUNT OF TERMINATION OF THIS AGREEMENT FOR ANY REASON WHATSOEVER.

         17.     Confidentiality and Ownership of Licensed Technology

                 Salcom acknowledges and agrees that all Licensed Technology furnished to Salcom hereunder remains the property of Accumed. Salcom agrees to keep all Licensed Technology confidential, using at least the same care to safeguard the Licensed Technology as it takes to safeguard its own proprietary, confidential or trade secret information. Salcom shall not, without Accumed's prior written consent, communicate or allow to be communicated any Licensed Technology to anyone except to its officers, employees or agents to the extent necessary for the proper manufacture and sale of the Products in accordance with this Agreement, all of which persons shall agree to treat all Licensed Technology as confidential and to further restrict its use in the manner provided above. Salcom agrees to take all necessary precautions to keep the Licensed Technology secret and to restrict its use. Salcom agrees that any reproductions, notes, summaries or similar documents relating to the Licensed Technology immediately upon their creation become and remain the property of Accumed.

         18.     European Community Considerations

                 (a) If either party shall cause this Agreement to be made the subject of an application for negative clearance and/or notification for exemption to the Commission of the European Communities (the "Commission") then in the event any provision of this Agreement is held to be in contravention of
Article 85(1) of the Treaty establishing the European Economic Community and not qualifying for exemption under Article 85(3) of the Treaty, the parties shall consider jointly such amendment or amendments as would avoid infringement of that Article and attempt to agree in good faith to such amendment or amendments. In the event Salcom or Accumed becomes aware of any violation or potential violation of any other law or regulation of the European Community occasioned by the parties' performance under this Agreement and any other agreements between the parties, that affects the fundamental understanding of the parties with respect to exclusivity, exclusive territories, royalties, product manufacturing and product distribution, the parties shall notify each other of such violation or potential violation and shall negotiate in good faith an amendment to this Agreement that complies with such laws or regulations and as nearly as possible reflects the parties' understanding with respect to such matters as set forth in this Agreement.

                 (b) The parties understand and acknowledge that the royalties to be paid by Salcom and certain other aspects of this Agreement may include terms and conditions which differ from those offered or included in agreements between Accumed and its other manufacturers and/or distributors. Accumed confirms that where such differences result in more favorable terms and conditions being offered to Salcom, these benefits have been extended to Salcom because of the economic benefits that Accumed considers it will receive as a result of Salcom's greater manufacturing capabilities, more extensive distribution system, greater purchasing requirement and in recognition of Salcom's acceptance of more onerous manufacturing, marketing and sales obligations.

         19.     Miscellaneous

                 (a) This Agreement shall be construed under and governed by the substantive law of the State of Illinois, United States of America. The appropriate U.S. Federal and State courts of the State of Illinois, County of Cook, shall have exclusive jurisdiction over any dispute between the parties hereto relating to the subject matter of this Agreement.

                 (b) Neither party shall be liable for failure to perform hereunder due to any emergency or casualty beyond its control, including acts of God, fire, floods, wars, earthquakes, civil wars, terrorism, sabotage strikes, governmental laws, regulations or other casualties and emergencies. If a party's failure or inability to perform by reason of the foregoing should last for a period of ninety (90) days or more, consecutively or cumulatively, in any one year period beginning on the date hereof, then either party shall have the right in its discretion to terminate this Agreement by giving written notice of termination to the other party, provided that the period of failure or inability to perform on such emergency or casualty shall not extend or prolong any term or period of time provided for hereunder.

                 (c) This Agreement in the English language constitutes the entire understanding of the parties hereto with regard to its subject matter. This Agreement supersedes and voids any prior oral or written agreement between the parties, including without limitation the Distributor Agreement, the Research Agreement and the Letter of Understanding. Notwithstanding the foregoing, this Agreement shall not supersede or void that certain U.S. Distributor Agreement between the parties dated November 22, 1993, which shall continue in full force and effect in accordance with its terms. This Agreement may be amended only by means of a written document subscribed by both parties.

                 (d) This Agreement shall not be assigned, transferred or delegated to another by either party, in whole or in part, without the prior written consent of the other party, except that Accumed and Salcom shall be free at any time to assign and transfer this Agreement to any of their parent or affiliated companies at its discretion, so long as any such assignee agrees to accept and abide by the terms of this Agreement and such assignment does not materially impair the ability of the assigning party to perform under this Agreement.

                 (e) If at any time any provision of this Agreement is or becomes invalid illegal or unenforceable in any respect under the law of any jurisdiction then such provision shall be treated in such jurisdiction as severed from the remaining provisions and neither the validity, legality or enforceability of the remaining provisions nor the validity, legality or enforceability of such provisions under the law of any other jurisdiction shall in any way be affected or impaired.

                 (f) Any notice called for by this Agreement shall be forwarded by one party to the other by registered or certified air mail or by facsimile transmission addressing it:

         as to:           Accumed International, Inc.
                          900 North Franklin Street, Suite 401
                          Chicago, Illinois 60610
                          USA
                          Fax: 312-642-8684

         as to:           Salcom S.r.l.
                          Via Fiorentia, n.l.
                          53100
                          Siena, Italy
                          Fax: 577-245530

or to such other address that one party shall set out to the other by like notice. Any period of time given or provided by such notice shall commence to run on and include the date of its actual mailing as evidenced by the postal register or certified mail receipt or transmission as identified by appropriate record.


         IN WITNESS WHEREOF, the parties hereto have, by their duly authorized officers, executed this Agreement as of the date first written above.


SALCOM S.r.l.                           ACCUMED INTERNATIONAL, INC.

/s/ Ricardo Paolini                     /s/ Michael Burke
-----------------------------           ---------------------------------
By                                      By:

President                               President
-----------------------------           ---------------------------------
Title                                   Title

December 31st, 1996
-------------------

Date:

                                   EXHIBIT A
                         SALCOM - TRADEMARKED PRODUCTS


CATALOG
NUMBER   DESCRIPTION
---------------------------------------------------------------------------
41-103   GRAM NEGATIVE MIC PANEL
41-110   GRAM POSITIVE MIC PANEL
41-203   GRAM NEGATIVE SIR
41-210   GRAM POSITIVE SIR
41-520   ID PANEL
         (One Patient per Panel)
41-533   ID PANEL
         (Three Patients per Panel)
41-303   ID/MIC COMBINATION PANEL, GRAM NEGATIVE
41-310   ID/MIC COMBINATION PANEL, GRAM POSITIVE
41-403   ID/SIR COMBINATION PANEL, GRAM NEGATIVE
         (One Patient per Panel)
41-410   ID/SIR COMBINATION PANEL, GRAM POSITIVE
         (One Patient per Panel)
41-423   ID/SIR COMBINATION PANEL, GRAM NEGATIVE
         (Two Patients per Panel)
41-420   ID/SIR COMBINATION PANEL, GRAM POSITIVE
         (Two Patients per Panel)
41-433   ID/SIR COMBINATION PANEL, GRAM NEGATIVE
         (Three Patients per Panel)
41-430   ID/SIR COMBINATION PANEL, GRAM POSITIVE
         (Three Patients per Panel)
45-502   READer PANEL READER (Without Computer)
40-500   ALAMAR INOCULUM BROTH 25ml
40-570   ALAMAR INOCULUM BROTH, 500ml BAG
31-560   ALAMAR YEAST INOCULUM BROTH, 12.5ml
40-410   0.85% SALINE, 6ml

                                   EXHIBIT B
                         ALAMAR - TRADEMARKED PRODUCTS


CATALOG
NUMBER   DESCRIPTION
---------------------------------------------------------------------------
31-103   GRAM NEGATIVE MIC PANEL
31-110   GRAM POSITIVE MIC PANEL
31-203   GRAM NEGATIVE SIR
31-210   GRAM POSITIVE SIR
31-520   ID PANEL
         (One Patient per Panel)
31-533   ID PANEL
         (Three Patients per Panel)
31-303   ID/MIC COMBINATION PANEL, GRAM NEGATIVE
31-310   ID/MIC COMBINATION PANEL, GRAM POSITIVE
31-403   ID/SIR COMBINATION PANEL, GRAM NEGATIVE
         (One Patient per Panel)
31-410   ID/SIR COMBINATION PANEL, GRAM POSITIVE
         (One Patient per Panel)
31-423   ID/SIR COMBINATION PANEL, GRAM NEGATIVE
         (Two Patients per Panel)
31-420   ID/SIR COMBINATION PANEL, GRAM POSITIVE
         (Two Patients per Panel)
31-433   ID/SIR COMBINATION PANEL, GRAM NEGATIVE
         (Three Patients per Panel)
31-430   ID/SIR COMBINATION PANEL, GRAM POSITIVE
         (Three Patients per Panel)
50-500   READer PANEL READER (Includes SOFTmar, Without Computer)
30-500   ALAMAR INOCULUM BROTH, 25ml
30-570   ALAMAR INOCULUM BROTH, 500ml BAG
30-560   ALAMAR YEAST INOCULUM BROTH, 12.5ml
30-410   0.85% SALINE, 6ml

                                   EXHIBIT C
                                  ANTIBIOTICS

                                   EXHIBIT D
                                   TERRITORY


Austria
Belgium
Cyprus
Egypt
France
Germany
Greece
Libya
Italy
Lebanon
Luxembourg
Malta
Morocco
Netherlands
Spain
Switzerland
Tunisia
Turkey


Japan

                                   EXHIBIT E
                                   EQUIPMENT


 1.      Sandy Springs dispenser
 2.      Ansco autoclave
 3.      Macintosh computer
 4.      Macintosh printer
 5.      Zebra printer
 6.      168 well dispenser tank and stand
 7.      Dishwasher (pulsonic)
 8.      Labeller
 9.      Hand sealer
10.      Punch
11.      Tamper
12.      Hand puncher

                                   EXHIBIT F
                                 RAW MATERIALS





                                       25